Exhibit 4.39

English Translation

Exclusive Technology Support and Service Agreement

THIS AGREEMENT (“this Agreement”) is entered into by and between the two parties below in Beijing on June 25, 2008.

Party A:

Beijing Perfect World Software Co., Ltd.

Domicile:

8F, Huakong Building, 1# Shangdi East Road, Haidian District, Beijing

Party B:

Beijing Huanxiang Zongheng Network Technology Co., Ltd.

Domicile:

E701, Yingchuang Dongli, 1# Shangdi East Road, Haidian District, Beijing

WHEREAS:

(1) Party A is a wholly foreign-owned enterprise incorporated and existing under the laws of the People’s Republic of China (hereinafter referred to as “China”), which is engaged in the R & D and transfer of game software technologies, technology consultancy and technology services;

(2) Party B is a limited liability company incorporated and existing under Chinese laws, which is engaged in Internet-based information services; and

(3) Party A agrees to render to Party B the technology support and technology services regarding the business operations of telecommunications value-added service platform and Party B agrees to accept Party A as its exclusive technology service provider;

NOW, THEREFORE, Party A and Party B, through negotiations, hereby agree as follows:

Article 1 Rendering of Services and Sole and Exclusive Interests

1.1 Party A agrees to render to Party B, as Party B’s exclusive technology support and service provider, the technology support and technology services relating to its business operations in accordance with the provisions of this Agreement, including, but not limited to:

(a) Provide technology consulting opinions on the technical questions regarding equipment and software as may be raised by Party B from time to time;

(b) Be responsible for the ongoing maintenance, debugging and troubleshooting of Party B’s business equipment and software;

(c) Based on Party B’s requests that are made from time to time, perform relevant investigations concerning Party B’s technical problems and requirements during operations, acquire relevant data and materials, provide the investigation findings and reports within the time limit required by Party B and also render to Party B (such as, but not limited to) the technical design, schemes, drawings, data, parameters, standards, computer software, programs, databases, technical research results of the same type, reports and materials in connection with technical problems;

(d) Provide other related technology support and technology services for Party B according to the provisions of this Agreement.

1.2 Party B agrees to accept the business consulting services from Party A within the valid term of this Agreement. Party B further agrees not to accept, without Party A’s prior written consent, the business consulting services with respect to the business as stated in this Agreement from any third party (except those determined by Party A) within the term of this Agreement.

1.3 Any and all rights, titles, interests and intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance of this Agreement, whether development is carried out by Party A independently or on the basis of Party B’s intellectual property rights or by Party B on the basis of Party A’s intellectual property rights, shall belong solely and exclusively to Party A. Party B shall not claim any title, intellectual property right and any other right and interest against Party A.

If development is carried out by Party A on the basis of Party B’s intellectual property rights, Party B shall ensure that its intellectual property rights are free of any defect. Otherwise, the losses, if any, caused to Party A shall be borne by Party B.

1.4 Party B undertakes that if it intends to engage in any business cooperation with any other enterprise, it shall obtain the prior consent of Party A and under the equal conditions, Party A or any of its affiliates shall have the right of first refusal with respect to such business cooperation with Party B.

Article 2 Calculation and Payment of Service Fee

2.1 Both parties agree that as the consideration of the technology support and technology services rendered by Party A to Party B under Article 1.1 hereof, Party B shall pay a service fee to Party A, which shall be 5%-30% of Party B’s monthly business income. The amount of service fee shall be determined by both parties based on the following factors:

(a) The technical difficulty and complexity of technology support and technology services;

(b) The time spent by Party A’s employees on technology support and technology services;

(c) The specifics and commercial value of technology support and technology services; and

(d) The market reference price of the same type of technology support and technology services.

2.2 Party A will summarize service fee on a quarterly basis and inform Party B. Within ten workdays after receiving such notice, Party B shall pay the service fee to the bank account designated by Party A. Where Party B fails to pay the service fee and other expenses pursuant to the provisions of this Agreement, Party B shall pay to Party A a penalty interest on the overdue sum at an annual interest rate of 10%.

2.3 If Party A is of the opinion that the service pricing mechanism as set out in this Article becomes inappropriate for whatsoever reason and needs to be adjusted, Party B shall, within seven workdays after receiving the written notice about fee adjustment from Party A, negotiate with Party A actively and in good faith so as to determine the new fee standard or mechanism. Otherwise, Party B shall be deemed as having accepted the service fee adjustment.

2.4 The foregoing fee adjustment shall not affect the validity of this Agreement and the performance by both parties of the other obligations under this Agreement.

Article 3 Term

3.1 The valid term of this Agreement shall be twenty (20) years from the effective date of this Agreement. The time of rendering of services will be counted from the effective date of this Agreement.

Article 4 Representations and Warranties of both Parties

4.1 Party A’s Representations and Warranties

4.1.1 Party A is a wholly foreign-owned enterprise incorporated and existing under Chinese laws and with good business records;

4.1.2 Party A has and possesses the technical capability and experience necessary to provide the technology support and technology services as prescribed in this Agreement and guarantees enough consulting forces and personnel to render the business consulting services for Party B; and

4.1.3 This Agreement shall legally and validly bind upon Party A once it is signed.

4.2 Party B’s Representations and Warranties

4.2.1 Party B is a limited liability company incorporated and existing under Chinese laws, which is entitled to be engaged in Internet-based business activities;

4.2.2 Party B’s business activities do not violate laws, regulations or government policies. Party B acknowledges that Party A has the right to audit its business activities. If Party A reasonably judges that Party B’s business activities have contravened laws, regulations or government policies, it shall be entitled to request Party B to cure such violations in time. Otherwise, Party A is entitled to terminate this Agreement;

4.2.3 Party B signs and performs this Agreement within its authority and business scope, has obtained necessary authorization as well as the consents and approvals from third parties or government departments and does not violate the legal or contractual restrictions binding upon or influencing it;

4.2.4 Within the valid term of this Agreement, Party A is the sole provider of the technology support and technology services under this Agreement rendered to Party B. Without Party A’s written consent, Party B shall not solicit any third party to provide for it the technology support and technology services identical or similar to those as provided by Party A under this Agreement.

4.2.5 This Agreement shall legally and validly bind upon Party B once it is signed.

Article 5 Intellectual Property Rights and Confidentiality

5.1 Any and all intellectual property rights provided by Party A for Party B with respect to the technology support and technology services under this Agreement, including, but not limited to, copyright, patent right, know-how, trade secrets, etc, shall belong solely and exclusively to Party A. Without Party A’s written consent, Party B shall not transfer or license these intellectual property rights to any third party.

5.2 Party B shall keep confidential Party A’s confidential data and information made available to or given access to it from the technology support and technology services rendered by Party A (hereinafter referred to as “Confidential Information”). Without Party A’s written consent, Party B shall not disclose, give or transfer the Confidential Information to any third party. Once this Agreement is terminated, Party B shall return to Party A all documents, materials or software containing the Confidential Information or destroy them according to Party A’s requirements, delete any Confidential Information from all memory devices concerned and not continue to use such Confidential Information. Party B shall cause its employees, agents or consultants to comply with these obligations.

5.3 Both parties agree that their respective confidential obligations shall survive the modification or termination of this Agreement until the Confidential Information is or becomes public domain.

5.4 Party B undertakes that if it violates the foregoing provisions, it will compensate the losses thus incurred to Party A.

Article 6 Claims

6.1 Party B shall be fully responsible for any and all claims made by any person due to Party B’s failure to comply with Party A’s instructions or improper use of Party A’s intellectual property rights or inappropriate technical operations. Where Party B finds that any person uses Party A’s intellectual property rights without lawful authorization, Party B shall forthwith notify Party A and assist in any action taken by Party A.

Article 7 Premature Termination

7.1 Should either party be involved in any of the following situations, this Agreement shall be automatically terminated, i.e. it files a petition for bankruptcy, or is declared to be bankrupt or has a petition for bankruptcy filed, or is insolvent or wound up.

7.2 Within the valid term of this Agreement, Party B shall not terminate this Agreement prematurely. Otherwise, Party B shall pay liquidated damages of RMB 2 million to Party A and compensate all losses thus incurred to Party A, together with the service fee of the services already completed by Party A. Party A is entitled to terminate this Agreement at any time by giving a written notice 30 days in advance to Party B. Where Party B’s default results in the premature termination of this Agreement by Party A, Party B shall pay liquidated damages of RMB 2 million to Party A and compensate all losses thus incurred to Party A.

7.3 Within the valid term of this Agreement, Party A may terminate this Agreement by giving a notice 30 days in advance to Party B.

7.4 The termination of this Agreement by either party according to Article 8 shall not affect its other rights under this Agreement.

7.5 The rights and obligations of both parties in Articles 5 and 8 shall survive the termination of this Agreement.

Article 8 Indemnity

8.1 Where Party B violates the provisions of this Agreement, Party B shall compensate Party A’s losses according to Articles 2.2 and 7.2 hereof.

8.2 Party B shall indemnify, assist in defending and hold Party A harmless from and against any and all claims, indemnities, liabilities, costs and expenses to be borne by Party A in the lawsuit or proceedings between any indemnitor and any indemnitee or between any indemnitee and any third party arising from or caused by Party B’s violation of its warranties, representations or other provisions under this Agreement.

Article 9 Applicable Law and Settlement of Dispute

9.1 This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

9.2 Any dispute arising from or out of the interpretation or performance of or in connection with this Agreement shall first be settled by both parties through friendly negotiations or mediation. In case no settlement can be reached, such dispute may be referred to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitral award shall be final and binding upon both parties. Arbitration costs shall be borne by the losing party, unless otherwise awarded by the arbitral award.

Article 10 Force Majeure

10.1 Should the performance of this Agreement be delayed or hindered due to any Event of Force Majeure, the prevented party shall not be liable therefor only to the extent being delayed or hindered.

10.2 An Event of Force Majeure means any event that is beyond the reasonable control of either party and unavoidable or unpreventable after it gives due attention, including, but not limited to, government act, act of nature, war, etc, but insufficiency of credit standing, funds or financing shall not be deemed to be beyond the reasonable control of either party.

10.3 The party seeking the exemption from its liabilities under this Agreement or any provision thereof owing to an Event of Force Majeure shall, without undue delay, inform the other party of such exemption and the steps needing to be taken to perform its liabilities. The prevented party may be exempt from its liabilities in so far as it makes all its reasonable endeavors to perform this Agreement, but to the extent being delayed or hindered. Both parties agree to try their best efforts to continue to perform this Agreement once the causes of such exemption are corrected and remedied.

Article 11 Transfer

11.1 Without Party A’s consent, Party B shall not transfer or assign its rights and obligations under this Agreement to any third party.

Article 12 Severability

12.1 Should any provision of this Agreement be held invalid or unenforceable by applicable law, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remainder of this Agreement.

Article 13 Amendments and Supplements

13.1 This Agreement may be amended or supplemented by a written instrument. All amendments and supplements to this Agreement duly signed by both parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

Article 14 Miscellaneous

14.1 This Agreement constitutes the entire agreement between both parties and supersedes any and all prior agreements, contracts, understandings and communications, whether oral or written, with respect to the subject matter hereof.

14.2 This Agreement or any of its annexes attached hereto may not be amended or modified, except by a written instrument signed by the duly authorized representatives of both parties and with the approval of both parties by taking appropriate corporate actions.

14.3 Except as otherwise provided for, no failure or delay on the part of either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor does any single or partial exercise preclude the exercise of any other right, power or privilege.

14.4 Each party hereby agrees and acknowledges that this Agreement represents the restatement of and conclusive provisions regarding the subject matter hereof and, as from the effective date of this Agreement, substitutes the agreements in connection with the subject matter hereof as concluded by both parties before June 25, 2008.

Article 15 Supplementary Provisions

15.1 This Agreement is executed in duplicate, with each party hereto holding one (1) copy. Both copies shall be equally authentic. This Agreement shall become effective on and as of the day and year first above written when it is signed by both parties.

(Signature page below)

(Signature page, no text below)

Party A: Beijing Perfect World Software Co., Ltd. (seal)

[Seal: Beijing Perfect World Software Co., Ltd.]

Legal representative or authorized representative:	/s/ Yufeng Chi

Party B: Beijing Huanxiang Zongheng Network Technology Co., Ltd. (seal)

[Seal: Beijing Huanxiang Zongheng Network Technology Co., Ltd.]

Legal representative or authorized representative:	/s/ Qi Zhu